News Media Contact: Mary Ann Kabel
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FOR IMMEDIATE RELEASE

DP&L Reaches Settlement in the Electric Security Plan Case with Thirteen Parties and Support of the Public Utilities Commission Staff

DAYTON, Ohio – March 14, 2017 – The Dayton Power and Light Company (DP&L), a subsidiary of The AES Corporation (NYSE: AES), filed an Amended stipulation (Stipulation) to its Electric Security Plan (ESP) with the Public Utilities Commission of Ohio (PUCO). The proposed settlement reflects broad support from thirteen parties and the PUCO’s staff, as well as interests of residential, commercial, industrial and low-income customers. The stipulation allows DP&L and its parent, DPL Inc., the opportunity to achieve an investment grade credit rating and modernize its distribution infrastructure in order to continue providing customers safe, stable and reliable service.
To permit additional time for submission of testimony by parties, the PUCO has granted an extension of the hearing date to April 3, 2017. A final decision by the PUCO is anticipated mid-year. If the PUCO agrees to the proposed settlement, the average residential customer in the DP&L service territory, using 1,000 kWh on DP&L's Standard Service Offer, can expect a monthly bill decrease of ($0.25).

“The proposed settlement represents a compromise among the parties, while allowing DP&L an opportunity to achieve an investment grade credit rating.” said DP&L President and CEO, Tom Raga. “For over a century, we have proudly served the customers in our service territory. Today’s settlement benefits our customers by positioning us to modernize our distribution infrastructure and at the end of the term, provide a path for future growth opportunities.”

The stipulation includes a three-year Distribution Modernization Rider (DMR) set at $105 million per year that could be extended by the PUCO for an additional two years. The DMR will be dedicated to continuing DPL Inc. and DP&L’s debt repayment plan.

A copy of the filed settlement is available at http://dis.puc.state.oh.us/CaseRecord.aspx?CaseNo=16-0395.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding management’s intents, beliefs and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Such forward-looking statements include, but are not limited to, the occurrence, timing and effect of events related to the regulatory settlement, strategic objectives, business prospects, anticipated economic performance and financial condition, management’s expectations and other similar matters. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, timing of events, accurate projections of market conditions and regulatory rates, future interest rates, commodity prices, continued normal levels of operating performance and electricity volume at distribution companies and operational performance at generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and expected rates of return.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in DPL’s and DP&L’s 2016 Annual Report on Form 10-K. Readers are encouraged to read DPL’s and DP&L’s filings to learn more about the risk factors associated with DPL’s and DP&L’s businesses. DPL and DP&L undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any security holder who desires copies of DPL or DP&L’s periodic reports filed with the Securities and Exchange Commission may obtain copies (excluding Exhibits) without charge by addressing a request to the Office of the Secretary, DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Copies of such reports also may be obtained by visiting DPL’s website at www.dplinc.com.

About The Dayton Power and Light Company and The AES Corporation

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (DPL), a regional energy provider and an AES company. DPL’s other significant subsidiaries include AES Ohio Generation, LLC (AES Ohio Gen), Miami Valley Insurance Company (MVIC), and Miami Valley

Lighting, LLC (MVLt). The Dayton Power and Light Company, a regulated electric utility, provides service to over 515,000 customers in West Central Ohio; AES Ohio Gen engages in the operation of merchant peaking generation facilities; MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries, and MVLt maintains outdoor lighting to governments and businesses. DPL, through its subsidiaries, owns and operates approximately 3,000 megawatts of generation capacity, of which 2,000 megawatts are coal-fired units and 1,000 megawatts are solar, natural gas, battery storage and diesel peaking units. For more information about the company, please visit www.dplinc.com. Connect with DP&L at www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 19,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2016 revenues were $14 billion and we own and manage $36 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.